Exhibit 99.1
NEWS RELEASE
For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348
FOR IMMEDIATE RELEASE
DEFOSSET APPOINTED TO BOARD OF DIRECTORS
OF NATIONAL RETAIL PROPERTIES, INC.
— LEAD DIRECTOR HINKLE RETIRES —
— LANIER BECOMES LEAD DIRECTOR —
Orlando, Florida, December 9, 2008 – National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that Don DeFosset has been appointed to the Board of Directors. The company also announced the retirement of lead director Clifford R. Hinkle and that Ted B. Lanier will assume the role of lead director. Mr. Hinkle served on the board since 1993.
“Cliff Hinkle has played an integral role in the history of NNN providing guidance and leadership as we grew from $23 million in assets in 1993 to more than $2.6 billion in assets today,” said Craig Macnab, Chairman and Chief Executive Officer. “He imparted timely direction and wisdom and brought a broad investment perspective. We sincerely thank him for his support and service to the company and wish him well.”
Mr. Macnab continued: “Ted Lanier has been a director since 1988 and has provided a steady hand helping oversee the company’s growth. As lead director he will continue playing a crucial role in the further development of NNN’s value to shareholders.”
450 S. Orange Ave., Suite 900 | Orlando, FL 32801
(800) NNN-REIT | www.nnnreit.com

Mr. Macnab added: “We’re pleased to be adding a director of the caliber of Don DeFosset. He brings a wealth of diverse business experience and will be a valuable addition for our shareholders.”
Mr. DeFosset is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company involved in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and homebuilding. He is a director of Regions Financial Corporation, Terex Corporation and EnPro Industries.
NNN acquires, owns, invests in, manages and develops properties that are leased primarily to retail tenants under long-term net leases. As of September 30, 2008, NNN owned 990 Investment Properties in 44 states with an aggregate leasable area of 11 million square feet. For more information on the company, visit www.nnnreit.com.
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